Exhibit 4.11

TERMINATION AGREEMENT OF THE CONTRACTUAL AGREEMENTS

This Termination Agreement of the Contractual Agreements (this “Agreement”) is entered into in Beijing as of March 15, 2024 (the “Effective Date”) by and among the following parties:

(1)

Luckin Coffee (Beijing) Limited （the “WFOE”), a wholly foreign-owned enterprise registered in Beijing, the People's Republic of China (“China” or “PRC”, for the purpose of this Agreement only, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Taiwan region), under the laws of China.

(2)	Beijing Luckin Coffee Technology Ltd. (the “Luckin Tech”), a domestic company registered in Beijing, China, under the laws of China.
(3)	Jinyi Guo, ID No. [ ], shareholder of Luckin Tech.

Gang Wu, ID No. [    ], shareholder of Luckin Tech.

In this Agreement, each of WFOE, Luckin Tech and each of the Shareholders is referred to as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS：

(1)	The Parties aforementioned and other related parties have entered into a series of contractual agreements (listed in the Appendix 1 of this Memo, collectively, the “Contractual Agreements”) before.
(2)	The Parties agree to terminate the Contractual Agreements in accordance with this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

AGREEMENT

1.	Termination of the Contractual Agreements

The Parties irrevocably agree and confirm that:

1.1

As of the Effective Date, the Contractual Agreements listed in the Appendix 1 hereto shall be terminated and all the rights and obligations of the Parties set forth in such Contractual Agreements shall be unconditionally and irrevocably of no further force. Each Party shall, immediately after the termination, apply to the competent Market Supervision and Administration Authority for the termination of the pledge registration of the shares carried out under the Share Pledge Agreement.

1.2

Each Party hereby irrevocably and unconditionally releases the other Parties from any liabilities arising out of any and all disputes, claims, demands, rights, obligations, liabilities, actions, contracts or cause of actions of any kind or nature whatsoever, past, present or in the future, which such Party has or may have, directly or indirectly, in connection with or arising out of all and/or any of the Contractual Agreements.

1.3	As of the Effective Date, each Party shall no longer be entitled to any rights and be required to perform the corresponding obligations under the Contractual Agreements.
1.4

Without prejudice to the Section 1.1, 1.2 and 1.3 of “1. Termination of the Contractual Agreements” hereunder, each Party confirms as of the Effective Date that, it and its heirs, successors, assigns or executors shall waive any and all promises, consents, acknowledgments, claims, obligations and liabilities of any kind or nature whatsoever, which it or its heirs, successors, assigns or executors had or may have in the past, present or future against the other Parties and his/its heirs, successors, assigns or executors, in connection with or arising out of the Contractual Agreements whether instituted or not, absolute or contingent, known or unknown.

2	Representations and Warranties

Each Party hereby represents and warrants as follows to the other Parties that:

2.1

Such Party has full legitimate right, power and authority to execute this Agreement and all agreements and documents to which it is a party as referred herein, and such execution is the true representation of such Party's intent.

2.2

The execution and performance of this Agreement shall not constitute a breach by such Party of any of its constitutional documents, agreements and licences to which it is a party or by which it is bound, nor does it result in a breach of, or require the obtaining of, any judgement, decree, order or consent of any court, governmental or regulatory authority.

2.3

Such Party has obtained all consents, approvals and authorizations necessary for the execution of this Agreement and all agreements and documents to which it is a party referred to herein and for the compliance and performance of its obligations hereunder and under such other agreements and documents.

3	Promise
3.1

In order to successfully complete the discharge of the rights and obligations under the Contractual Agreements, each Party shall execute all necessary or appropriate documents and take all necessary or appropriate actions to actively cooperate with the other Parties in obtaining the relevant regulatory approvals and/or registration documents for the relevant termination procedures, including but not limited to carrying out relevant registration procedures for the termination of the pledge registration of the shares and equity transfers (if any).

4	Governing Law and Dispute Resolution
4.1	The execution, effectiveness, interpretation and performance of this Agreement and the settlement of disputes hereunder shall be governed by the laws of China.
4.2

Any dispute or claim in connection with the interpretation and performance of this Agreement shall be resolved by the Parties in good faith through negotiations. In case no resolution can be reached by the Parties, such dispute shall be submitted to the Beijing Arbitration Commission for arbitration in accordance with its rules of arbitration in effect at the time of applying for arbitration and the place of arbitration shall be in Beijing. The arbitral shall be final and binding upon all Parties.

4.3

In the event of any dispute arising out of the interpretation and performance of this Agreement or in the event that any dispute is under arbitration, the Parties hereto shall continue to exercise their respective rights and perform their respective obligations hereunder, except as to the matter in dispute.

5	Confidentiality
5.1

Each Party is bound by the duty of confidentiality regarding this Agreement and its contents, and neither party shall disclose any matter relating to this Agreement to any third party without the written consent of the other Parties, except to the extent that such disclosure is made for the following reasons:

(1)

Disclosure to the auditors, lawyers and other professional personnel engaged in the ordinary course of operation, provided that such personnel are under the duty of confidentiality regarding to relevant information of this Agreement that comes to their knowledge in the course of performing their duties.

(2)

The information or documents disclosed are publicly available, or such disclosure is expressly required by laws, regulations or relevant security authorities, provided that any Party intending to disclose any information shall notify the other Parties in writing 5 working days in advance, the other Parties shall response within 5 working days, and no disclosure shall be made without the consent of the other Parties. If either Party decides to disclose or has disclosed any information regarding another Party without the written consent of such Party which results in damages to such Party, such Party shall be entitled to hold the disclosing party liable for damages.

6	Miscellaneous
6.1	This Agreement shall take effect as of the Effective Date upon the duly execution of the Parties.
6.2	This Agreement may be amended or modified by mutual consent of the Parties hereto. Any amendment or modification shall be in writing and shall be effective upon duly execution of the Parties.

6.3

If any provision of this Agreement is found to be invalid or unenforceable, such provision shall be deemed severable from this Agreement without affecting the validity of the remaining provisions of this Agreement. And the Parties shall, to the extent legally possible, negotiate new provisions to achieve as nearly as possible the intent of the original provision.

6.4

Except as otherwise provided in the Agreement, the failure of a Party to exercise or delay in exercising any right, power or privilege hereunder shall not operate as a waiver of such right, power or privilege, nor shall the exercise of any such right, power or privilege, in whole or in part, preclude the exercise of any other right, power or privilege.

6.5

This Agreement and all agreements and/or documents mentioned or included explicitly by this Agreement constitute the complete agreement with respect to the subject matter of this Agreement and shall supersede any and all prior oral agreements, contracts, understandings and communications made by the Parties with respect to the subject matter of this Agreement.

6.6

The Agreement is written in both Chinese and English, and the Chinese version shall prevail in case of any discrepancies between these two versions. This Agreement has five counterparts with WFOE, Luckin Tech and each Shareholder holding one original counterpart. All originals shall have the same legal effect.

[Remainder of this Page Intentionally Left Blank. Signature Pages Follow.]

The Signature Page of the Termination Agreement of the Contractual Agreements

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the Effective Date stated at the head hereof.

Luckin Coffee (Beijing) Limited

Legal Representative/Authorized Representative：	Rupeng Li

Signature:	/s/ Rupeng Li

Seal:	/s/ Luckin Coffee (Beijing) Limited
(Seal of Luckin Coffee (Beijing) Limited)

The Signature Page of the Termination Agreement of the Contractual Agreements

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the Effective Date stated at the head hereof.

Beijing Luckin Coffee Technology Ltd.

Legal Representative/Authorized Representative：	Rupeng Li

Signature:	/s/Rupeng Li

Seal:	/s/ Beijing Luckin Coffee Technology Ltd.
(Seal of Beijing Luckin Coffee Technology Ltd.)

The Signature Page of the Termination Agreement of the Contractual Agreements

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the Effective Date stated at the head hereof.

Jinyi Guo

Signature：	/s/ Jinyi Guo

The Signature Page of the Termination Agreement of the Contractual Agreements

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the Effective Date stated at the head hereof.

/s/ Gang Wu
Gang Wu

Signature：	/s/ Gang Wu

Appendix 1: List of Contractual Agreements

No.	Agreement	Parties of the Agreement	Execution Date
1	Master Exclusive Service Agreement	Coffee (Beijing) Limited	June 16, 2022
2	Business Cooperation Agreement	Luckin Coffee (Beijing) Limited Beijing Luckin Coffee Technology Ltd. Jinyi Guo Gang Wu	June 16, 2022
3	Exclusive Option Agreement	Luckin Coffee (Beijing) Limited Jinyi Guo Gang Wu	June 16, 2022
4	Share Pledge Agreement	Luckin Coffee (Beijing) Limited Beijing Luckin Coffee Technology Ltd. Jinyi Guo Gang Wu	June 16, 2022
5	Proxy Agreement and Power of Attorney	Luckin Coffee (Beijing) Limited Beijing Luckin Coffee Technology Ltd. Jinyi Guo Gang Wu	June 16, 2022
6	Confirmation and Guarantee Letter	Jinyi Guo	/
7	Shuang Liu	Shuang Liu	/
8	Confirmation and Guarantee Letter	Gang Wu	/
9	Rong Chen	Rong Chen	/